EXHIBIT 23.01

Consent of Burr, Pilger & Mayer LLP, Independent Registered Public Accounting Firm

The Board of Directors

Netopia, Inc.:

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 1,000,000 shares common stock pertaining to the 2002 Equity Incentive Plan of Netopia, Inc. of our report dated December 14, 2005, with respect to the consolidated financial statements of Netopia, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2005, filed with the Securities and Exchange Commission, and of our report dated December 14, 2005, with respect to Netopia Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Netopia Inc., included in its Form 10-K for the year ended September 30, 2005, filed with the Securities and Exchange Commission.

/s/ Burr, Pilger & Mayer LLP

San Francisco, California
February 9, 2006